PLEXUS CORP. 2024 OMNIBUS INCENTIVE PLAN
PERFORMANCE STOCK UNIT AGREEMENT
(TOTAL SHAREHOLDER RETURN)
TO:        %%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
DATE:        %%OPTION_DATE,'Month DD, YYYY'%-%
In order to provide additional incentive through stock ownership for certain officers and key employees of Plexus Corp. (the “Corporation”) and its subsidiaries, you (the “Grantee”) are hereby granted a performance stock unit award (“Award”) effective as of January XX, XXXX (the “Grant Date”). This Award is subject to the terms and conditions set forth in this Agreement and in the Plexus Corp. 2024 Omnibus Incentive Plan (the “Plan”), the terms of which are incorporated herein by reference. Any capitalized term used but not defined herein has the meaning set forth in the Plan.
1.Target Number of Performance Stock Units.
This Award applies to performance stock units that are based upon shares of the Corporation’s Common Stock (the “Performance Stock Units”). The Performance Stock Units granted under this Agreement are units that will be reflected in a book account maintained by the Corporation until they become earned or have been forfeited. The number of Performance Stock Units at target is as follows:
Number of Performance Stock Units (at target): %%TOTAL_SHARES_GRANTED%-%
2.Performance Terms.
(a)The terms of this Section 2 will apply to your Performance Stock Units except in so far as Section 3 ("Treatment Upon Termination") or Section 5 ("Change in Control") apply.
(b)The performance period (the “Performance Period”) for your Performance Stock Units will be the three-year period commencing January XX, XXXX and ending January XX, XXXX. Following the conclusion of the Performance Period, the Committee shall certify in writing the number of Performance Stock Units that are payable (your “Final Performance Stock Units”). The Committee will calculate your Final Performance Stock Units by multiplying your Performance Stock Units (at target) by the “Performance Factor.” The Performance Factor means a percentage (from zero to 150%) that is based on the Corporation’s Total Shareholder Return during the Performance Period compared to the companies in the S&P 400 MidCap Index, determined according to Table 1 of this Agreement.
(c)All determinations made by the Committee shall be binding and conclusive on all parties.

3.Treatment Upon Termination. If your employment with the Corporation or one of its subsidiaries terminates prior to the end of the Performance Period, your Final Performance Stock Units will be calculated as follows:
(a)Death, Disability. In the event your employment terminates during the Performance Period as a result of your death or Disability, your Final Performance Stock Units will be based upon a prorated number of Performance Stock Units (at target). Your Final Performance Stock Units will be determined by multiplying your Performance Stock Units (at target) by a fraction, the numerator of which is the number of days elapsed between the beginning of the Performance Period and the date of your death or Disability, and the denominator of which is the number of days in the Performance Period.
(b)Termination for Cause. In the event your employment is terminated during the Performance Period for Cause, your Performance Stock Units will be forfeited immediately.
(c)Other Termination (Without Cause, Retirement or Resignation). In the event your employment terminates during the Performance Period for any other reason, your Performance Stock Units will be forfeited immediately unless otherwise determined by the Committee.
4.Payment of Awards.
Except for payments pursuant to Section 5 ("Change in Control"), your Final Performance Stock Units shall be paid in the form of Common Stock and all payments will be made to you within two and a half months after the end of the Performance Period (or earlier termination of employment pursuant to Section 3).
5.Change in Control. In the event of a Change in Control:
(a)If the Change in Control occurs prior to the end of the Performance Period, then the Performance Factor shall be calculated as if the date of the Change in Control is the last day of the Performance Period. Your Final Performance Share Units will be equal to the number of Performance Stock Units (at target) times the calculated Performance Factor.
(b)Within 15 days following the Change in Control, your Final Performance Stock Units will be paid in the form of Common Stock or common stock of any successor corporation; provided that the Corporation may elect to pay an amount of cash equal to the value of the Common Stock that would otherwise be issued. The value shall be equal to the number of shares of Common Stock that would be issued times the Fair Market Value of the Common Stock at the time of the Change in Control.
6.Rights Prior to Payment.
Prior to any payment of the Award, you will not have any right to vote the Performance Stock Units or to receive credit for cash dividends. You will not be deemed a stockholder of the Corporation with respect to any of the Performance Stock Units. The Performance Stock Units may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of prior to payment.

7.Tax Withholding.
The Corporation shall have the power and right to deduct or withhold, or require you to remit to the Corporation, an amount sufficient to satisfy Federal, state and local taxes required by law to be withheld with respect to issuance of shares under this Agreement. You may make a written election to satisfy this withholding requirement, in whole or in part, by having the Corporation withhold shares having a Fair Market Value on the date the tax is to be determined equal to your withholding obligations; provided that the Shares withheld may not have a Fair Market Value exceeding the applicable maximum statutory tax rates.
8.Transfer Restrictions After Issuance.
Under applicable securities laws, you may not be able to sell any shares for a period of time after issuance, and you must comply with the Corporation’s Insider Trading Policy. The Corporation’s counsel should be consulted on your ability to sell your shares under the 1934 Act.
9.No Employment Agreement Intended.
Neither the establishment of, nor the awarding of Awards under this Plan shall be construed to create a contract of employment between you and the Corporation or its subsidiaries; nor does it give you the right to continue in the employment of the Corporation or its subsidiaries or limit in any way the right of the Corporation or its subsidiaries to discharge you at any time and without notice, with or without cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Corporation’s right to establish, modify, amend or terminate any profit sharing, retirement or other benefit plans.
10.Section 409A Compliance.
This Award is intended to comply with the requirements of Section 409A, and shall be interpreted and administered in accordance with that intent. If any provision of the Plan or this Agreement would otherwise conflict with or frustrate this intent, the Committee may adopt such amendments to the Plan and the Agreement as the Committee deems necessary.
11.Wisconsin Contract.
This Agreement reflects an Award made in Wisconsin and shall be construed under the laws of that state without regard to the conflict of laws provision of any jurisdiction.

To accept this grant, logon to your E*TRADE account (www.etrade.com) and follow the instructions provided. By accepting this grant online you acknowledge and accept this grant and the terms and conditions. You also acknowledge receipt of this Performance Stock Unit Agreement, a copy of the 2024 Omnibus Incentive Plan, and a copy of the Insider Trading Policy. You also acknowledge that the Shares issued hereunder are subject to the Corporation’s compensation recoupment policy, as in effect from time to time. If this grant is not accepted online within thirty (30) days from the grant date of this Agreement, this Award will be deemed refused and may be withdrawn.
PLEXUS CORP.

By: /s/_________________________________

Table 1
Determination of Performance Factor

The Performance Factor shall be determined according to the following table:

Relative TSR	Payout
Percentile Rank*	Performance Factor
Below 25	0%
25	50%
30	60%
40	80%
50	100%
60	120%
70	140%
75 and above	150%

*TSR shall be based on the percentage increase/decrease from the Initial Price to the Final Price, and shall reflect the reinvestment of dividends paid (if any) to Common Shareholders during the Performance Period. Payouts for performance between the percentages listed above will be interpolated.

For purposes of the foregoing calculation:

1.    “Total Shareholder Return” means the quotient (expressed as a percentage) obtained by dividing (i)(A) the Final Price, plus (B) the aggregate amount of dividends paid in respect of a share of Common Stock during the Performance Period (assuming reinvestment of the dividends), minus (C) the Initial Price, by (ii) the Initial Price. The calculation of Total Shareholder Return shall be adjusted to reflect stock splits, recapitalizations and similar events.

2.    “Initial Price” means the average closing price of Common Stock over the thirty calendar day measurement period ending on the trading day immediately preceding the first day of the Performance Period.

3.    “Final Price” means the average closing price of Common Stock over the thirty calendar day measurement period ending on the last day of the Performance Period.

4.    "Performance Period" means three years from the date of PSU grant; provided that in the event of the Grantee's termination of employment during the Performance Period due to the Grantee's death or disability, the final TSR-PSUs will be based upon a prorated number of Performance Stock Units (at target) and, in the event of a Change in Control, Total Shareholder Return shall be calculated through the date of the Change in Control.

5.    The Total Shareholder Return of Plexus shall be measured against the constituent companies of the S&P 400 MidCap Index (S&P 400). The constituents of the S&P 400 shall be determined as of the date of grant, excluding any companies that were not publicly traded on a major US stock exchange (e.g., NYSE, NASDAQ, or AMEX) during the entirety of the time period used to define the Initial Price (“S&P 400 Peers”).

6.    Treatment of S&P 400 Peers for certain corporate events occurring during the Performance Period.
a.If an S&P 400 Peer is acquired by another S&P 400 Peer, the TSR of the successor entity will be used for TSR calculation purposes.
b.If an S&P 400 Peer is acquired by a company not among the S&P 400 Peers or otherwise ceases to be publicly traded other than for reason of bankruptcy, such company will be removed from the S&P 400 Peers.
c.If an S&P 400 peer becomes bankrupt during the Performance Period, then its TSR will be treated as -100% TSR.
d.If S&P 400 Peers merge and none of the affected companies is the successor entity, the affected companies will be removed from the S&P 400 Peers. The newly formed company will not be added to the S&P 400 Peers.
e.If an S&P 400 Peer remains publicly traded but is not a constituent of the S&P 400 at the end of the Performance Period, (e.g., becomes an S&P 500 or 600 constituent company), such company will continue to be an S&P 400 Peer.
f.If an S&P 400 Peer has multiple issuances of stock listed, the primary issuance (as designated by S&P) shall be included as an S&P 400 Peer.